                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                             Smartflex Systems Inc.
                   -----------------------------------------
                                (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                   83169K108
                   -----------------------------------------
                                 (CUSIP Number)





     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.     83169K108                 13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Capital Technology Inc.
          Tax ID No. 56-1351474
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Charlotte, NC (USA)
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

                               331,700
                       --------------------------------------------------------
  NUMBER OF            (6)     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                  0
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                   338,500
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       338,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                        [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

                       IA
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      Smartflex Systems Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      14312 Franklin Avenue, P.O. Box 2085
                                      Tustin, CA 92781

ITEM 2(a)   Name of Person Filing:

                                      Capital Technology Inc.

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      8314 Pineville-Matthews Rd., Suite 295
                                      Charlotte, NC 28226

ITEM 2(c)   Citizenship:

                                      Charlotte, NC (USA)

ITEM 2(d)   Title of Class of Securities:

                                      Common Stock

ITEM 2(e)   CUSIP Number:

                                      83169K108

ITEM 3(a)   [ ]     Broker or Dealer registered under Section 15 of the Act

ITEM 3(b)   [ ]     Bank as defined in section 3(a)(6) of the Act

ITEM 3(c)   [ ]     Insurance Company as defined in section 3(a)(19) of the act

ITEM 3(d)   [ ]     Investment Company registered under section 8 of the
                    Investment Company Act

ITEM 3(e)   [X]     Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

ITEM 3(f)   [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec.240.13d-1(b)(1)(ii)(F)

ITEM 3(g)   [ ]     Parent Holding Company, in accordance with
                    sec.240.13d-1(b)(ii)(G) (Note: See Item 7)

ITEM 3(h)   [ ]     Group, in accordance with sec.240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount Beneficially Owned:                                   338,500

      (b)   Percent of Class:                                               5.3%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                  331,700

        (ii)  shared power to vote or to direct the vote:                      0

       (iii)  sole power to dispose or to direct the disposition of:     338,500

        (iv)  shared power to dispose or to direct the disposition of:         0


Instruction:  For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10. CERTIFICATION

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      1-28-99
                      ------------------------------
                                   Date

                      /s/  Katy Y. Slakman
                      ------------------------------
                                 Signature

                      Katy Y. Slakman, VP
                      ------------------------------
                                   Name/Title



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